EXHIBIT F-1.1

                                                                December 8, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: The National Grid Group plc/New England Electric System Financing Application, File No. 70-9519

Dear Sirs:

     The National Grid Group plc ("National Grid") has applied to the Commission for authority to acquire the New England Electric System ("NEES") (the "Merger"). Upon consummation of the Merger, National Grid will register as a holding company under the Public Utility Holding Company Act of 1935 (the "Act"). As counsel for National Grid and its subsidiary companies, I deliver this opinion to you for filing as Exhibit F-1.1 to the Application- Declaration referenced above. Briefly stated, the Applicants are seeking authority for the financing of the National Grid System, including NEES and its subsidiary companies, for a period of approximately three and one-half years from the date of consummation of the Merger through May 31, 2003 (the "Authorization Period"). In addition, the Applicants seek authority for the following transactions through the Authorization Period:

     (i) financings by National Grid, including but not limited to issuance of ordinary shares and American Depositary Shares, preferred stock, short and long-term debt, guarantees, and currency and interest rate swaps;
     (ii) financings by the U.S. Subsidiary Companies;
     (iii)intrasystem financings, including (a) the continuation of the NEES system money pool, (b) guarantees of the obligations of, and other forms of credit support for, the U.S. Subsidiary Companies, (c) the payment of dividends out of capital or unearned surplus, and (d) approval of a new tax allocation agreement;
     (iv) the issuance by the U.S. Subsidiary Companies of additional shares, or alteration of the terms of any then-existing authorized security;
     (v) the formation of financing entities and the issuance by such entities of securities otherwise authorized to be issued and sold pursuant to this Application/Declaration or pursuant to applicable exemptions under the Act, including intrasystem guarantees of such securities; and
     (vi) financings by National Grid for the purposes of acquiring, or funding the operations of, EWGs and FUCOs.

Applicants propose to engage in the proposed transactions within various limits prescribed in the Application-Declaration.

     I am a member of the Law Society of England and Wales, the place of incorporation of National Grid.


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I am not a member of the bars of any other country, or any of the United States, states in which certain of the Applicants are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to National Grid who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by National Grid, in particular, CMS Cameron McKenna and LeBoeuf, Lamb, Greene & MacRae, L.L.P., who are expert in the laws applicable to the Applicants.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application-Declaration.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     o The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application-Declaration, permitting the Application-Declaration to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application-Declaration and the Commission's orders.

     o No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     o Appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application-Declaration and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

     o Each of the Applicants, and their subsidiaries involved in the proposed transactions, will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the proposed transactions are consummated in accordance with the Application-Declaration:

     (a) all state and federal laws applicable to the proposed transactions will have been complied with;


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     (b)  the issuer of any securities  proposed in the  Application-Declaration is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

     (c) such securities will, in the case of stock, be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

     (d) in the case of debt securities, such securities will be valid and binding obligations of the issuer or guarantor in accordance with their terms;

     (e) the Applicants will legally acquire any securities or assets subject to this Application-Declaration, and;

     (f) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by National Grid, or by any associate company thereof.

     I hereby consent to the filing of this opinion as an exhibit to the Application- Declaration.

                                     Very truly yours,

                                     //s//Fiona Smith

                                     Company Secretary and General Counsel
                                     The National Grid Group plc

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